Exhibit 5.1

Axelrod, Smith & Kirshbaum

An Association of Professional Corporations

ATTORNEYS AT LAW

5300 Memorial Drive, Suite 700

Houston, Texas 77007-8292

Telephone (713) 861-1996
Robert D. Axelrod, P.C.	Facsimile (713) 552-0202

September 7, 2011

Chiu M. Chan, Chief Executive Officer and President

Dynacq Healthcare, Inc.

10304 I-10 East, Suite 369

Houston, Texas 77069

Dear Mr. Chan:

We are acting as counsel to Dynacq Healthcare, Inc., a Nevada corporation (the “Company”) in connection with the registration of shares of common stock, par value $.001 (the “Common Stock”) that may be issued under the Company’s Year 2011 Stock Incentive Plan (the “Plan”) as set forth in the Company’s Registration Statement on Form S-8 (“Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) to be filed with the Securities and Exchange Commission (the “SEC”) relating to the registration of up to 15,000,000 shares of Common Stock under the Plan.

We are familiar with the Registration Statement and the registration contemplated thereby. In giving this opinion, we have reviewed the Registration Statement and such other agreements, documents and certificates of public officials and of officers of the Company with respect to the accuracy of the factual matters contained herein as we have felt necessary or appropriate in order to render the opinions hereinafter expressed. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents presented to us as copies thereof, and the authenticity of the original documents from which any such copies were made, which assumptions we have not independently verified. In rendering the opinions set forth herein, we have, with your consent, assumed the valid adoption of the Plan by the Company.

Based upon all of the foregoing, we are of the opinion that:

1.	The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; and

2.	The shares of Common Stock to be issued under the Plan are validly authorized and, when issued and delivered in accordance with the terms of the Plan, upon payment therefore, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the matters expressly set forth herein and no other opinion shall be inferred or implied beyond the matters expressly stated herein.

The opinions expressed herein are given solely for the benefit of the Company, and may not be relied upon, in whole or in part, by any other party for any purpose or relied upon by any other person, firm or corporation for any purpose, without our prior written consent. The opinion letter is rendered as of the date hereof, and we express no opinion as to circumstances or events that may occur subsequent to such date. This opinion letter is not to be construed as a guaranty, nor is it a warranty that a court considering such matter would not rule in any manner contrary to the opinions set forth above. Furthermore, we do not undertake the obligation to supplement or update this opinion letter if any applicable laws or facts, or our knowledge of applicable laws or facts, change in any manner.

This opinion letter has been prepared and may be used by the Company as an exhibit in connection with the filing by the Company of the Form S-8, relating to the issuance of the Common Stock under the Plan, with the SEC. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form S-8. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Axelrod, Smith & Kirshbaum